Exhibit 3.2

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED BY-LAWS

OF

STATERA BIOPHARMA, INC.

The Second Amended and Restated By-laws (the “By-Laws”) of Statera Biopharma, Inc. (f/k/a Cleveland BioLabs, Inc.), a Delaware corporation (the “Corporation”), are hereby amended as follows, effective upon the execution of this amendment by the Secretary or Assistant Secretary of the Company:

Section 8 of Article II of the By-laws of the Corporation is hereby deleted in its entirety and replaced with the following:

“QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast at least 33.34% of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Certificate of Incorporation of Corporation for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting in accordance with Section 7 of this Article II.”

Dated: January 26, 2023	By:	/s/ Michael K. Handley
Secretary